UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 19, 2005

Vail Resorts, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-9614	51-0291762
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

137 Benchmark Road Avon, Colorado		81620
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		(970) 845-2500

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act
[ ] Soliciting materials pursuant to Rule 14a-12 under the Exchange Act
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On July 19, 2005, Gore Creek Place, LLC ("Gore Creek"), a wholly-owned subsidiary of Vail Resorts, Inc. (the "Company") entered into a Construction Loan Agreement (the "Agreement") in the amount of up to $30 million with U.S. Bank National Association ("U.S. Bank"), as administrative agent and lender. Borrowings under the Agreement are non-revolving and must be used for the payment of certain costs associated with the construction and development of Gore Creek Place, a residential development consisting of 16 luxury duplex residences. The Agreement matures on July 19, 2007, and principle payments are due at the earlier of closing of sales for the Gore Creek residences or maturity. Gore Creek has the option to extend maturity for six months, subject to certain requirements. Borrowings under the Agreement bear interest annually at Gore Creek's option at the rate of (i) LIBOR plus a margin or (ii) the administrative agent's prime commercial lending rate. Interest is payable monthly in arrears. The Agreement provides for affirmative and negative covenants that restrict, among other things, Gore Creek's ability to dispose of assets, transfer or pledge its equity interest, incur indebtedness and make investments or distributions. The Agreement contains non-recourse provisions to the Company with respect to repayment, whereby under event of default, U.S. Bank has recourse only against Gore Creek's assets and the Completion Guaranty Agreement ("Guaranty Agreement") described below. U.S. Bank does not have recourse against assets held by the Company or The Vail Corporation ("Vail"). All assets of Gore Creek are provided as collateral under the Agreement.

In connection with the Agreement, Vail, a wholly-owned subsidiary of the Company, entered into the Guaranty Agreement, pursuant to which Vail guarantees the completion of the construction of the project (but not the repayment). However, Vail could be responsible to pay damages to U.S. Bank under very limited circumstances. If the Guaranty Agreement is enforced, U.S. Bank will continue to provide borrowings to Vail for the construction and development of Gore Creek Place.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is incorporated into this Item 2.03 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 25, 2005		Vail Resorts, Inc.
	By:	/s/ Jeffrey W. Jones
Jeffrey W. Jones
Senior Vice President and Chief Financial Officer